Exhibit 99.1
For Immediate Release
PostRock Closes White Deer Investment
OKLAHOMA CITY — September 21, 2010 — PostRock Energy Corporation (NASDAQ: PSTR) (“PostRock” or the “Company”) today announced that White Deer Energy L.P. (“White Deer”) completed its previously announced $60 million investment in the Company. Simultaneously, the Company’s existing credit agreements were restructured on more favorable terms. Thomas J. Edelman, James D. Bennett and Nathan M. Avery have joined PostRock’s Board as White Deer’s representatives. White Deer has reserved an additional $30 million to invest in PostRock on mutually acceptable terms to fund future growth.
The proceeds from the White Deer investment were used to reduce the Company’s outstanding debt by approximately $59 million. Immediately following the closing, PostRock’s debt was $258.8 million, comprised of $200 million drawn against $225 million available under a revolving credit facility, a $15 million term loan secured by the KPC Pipeline and a $43.8 million loan that is non-recourse to PostRock and is secured solely by certain Appalachian assets that are currently for sale.
Additional information regarding the investment and the Company’s new credit agreements is available on the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on September 3, 2010, and the Company’s Current Report on Form 8-K that will be filed with the Securities and Exchange Commission following this announcement.
PostRock Energy Corporation is engaged in the acquisition, exploration, development, production and transportation of oil and natural gas, primarily in the Cherokee Basin of Kansas and Oklahoma. The Company owns and operates over 2,800 wells and nearly 2,200 miles of gas gathering lines in the Basin. It also owns 1,100 miles of interstate gas pipelines serving parts of Oklahoma, Kansas and Missouri.
White Deer Energy is an energy private equity fund focused on the exploration & production, oilfield service and equipment and midstream sectors of the oil and gas industry. With $821 million of committed capital, the Fund is a long-term investor targeting equity investments of $50 to $120 million in 8 to 10 portfolio companies. Based in Houston and New York, White Deer has a combination of industry expertise and capital that makes it an exceptionally attractive partner for rapidly growing North American energy companies.
Company Contacts:
Jack Collins
Chief Financial Officer
(405) 702-7460
North Whipple
Manager, Corporate Development & Investor Relations
(405) 702-7423